Chang G. Park, CPA, Ph. D.
• 2667 CAMINO DEL RIO S. PLAZA B • SAN DIEGO • CALIFORNIA 92108 •
• TELEPHONE (858)722-5953 • FAX (858) 761-0341 • FAX (858) 764-5480
• E-MAIL changgpark@gmail.com •

August 28, 2009

To Whom It May Concern:

The firm of Chang G. Park, CPA consents to the inclusion of our report of August 20, 2009 on the audited financial statements of Keewatin Windpower Corp. as of May 31, 2009 and 2008, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ Chang G. Park
____________________________
Chang G. Park, CPA

Member of the California Society of Certified Public Accountants
Registered with the Public Company Accounting Oversight Board